Exhibit 99.1

For Immediate Release

Axel Johnson Inc. Agrees to Sell Controlling Interest in Sprague Resources LP to Hartree Partners, LP

PORTSMOUTH, NH April 20, 2021 – Sprague Resources LP (SRLP) (“Sprague”) and Hartree Partners, LP (“Hartree”) announced today that a subsidiary of Axel Johnson Inc. (“Axel Johnson”) has entered into an agreement to sell to Hartree the general partner interest, the incentive distribution rights and all of the limited partner interests that Axel Johnson owns in Sprague (the “Transaction”).  The closing of the Transaction is expected to occur on or before June 15, 2021.  As a well-established global energy and commodities firm, Hartree offers strong strategic sponsorship for Sprague to support its growth in traditional and emerging energy markets.

Sprague is a 150-year old company and is one of the largest independent suppliers of energy products and related services in the Northeast.  Since Axel Johnson acquired the company nearly 50 years ago, Sprague has thrived through varied market conditions and multiple energy transitions. In 2013, Sprague welcomed additional investors through an initial public offering as a master limited partnership, with Axel Johnson retaining both the general partner interest and a majority of the limited partner interests. Since the IPO, Sprague has invested over $450 million in growth capital, expanding its participation in energy and materials handling businesses across its Northeast and Canadian footprints.

“This change in ownership marks a significant point in our history,” said David Glendon, President and CEO of Sprague. “Antonia Ax:son Johnson has been a supportive owner for 50 years and we’re forever grateful for her stewardship and commitment to our success.  We now look forward to the opportunity to partner with Hartree in the next stage of our growth.”

Although Axel Johnson was not expressly seeking a sale of its interests in Sprague, the opportunity to pass the reins to Hartree, which has the expertise, commitment and capability to continue Sprague’s success into the future presented a compelling opportunity to support the company and the management team.

“A number of companies have approached us with interest in our ownership in the company over the past several years,” said Michael Milligan, President and CEO of Axel Johnson “but, Hartree conveyed a vision that built on Sprague’s strong foundation while offering access to additional capital to accelerate the company’s growth prospects.  We’ve had the opportunity to get better acquainted with the principals at Hartree over the past year and believe they are well-suited to carry Sprague forward and build on the successful platform.”

Hartree, founded in 1997, is a privately held energy and commodities firm with global reach. Hartree and its affiliates first invested in Sprague in 2019, and own over 13 percent of Sprague’s outstanding common units before the Transaction.

“Sprague is managed by an exceptional team with an outstanding track record of success. We look forward to partnering with the existing management to enhance and expand the company’s infrastructure and franchise. We intend to invest new capital into the platform, as Sprague looks to drive the Northeast’s transition to clean fuels,” stated Stephen Hendel, co-founder of Hartree.

Forward Looking Statements

This press release may include forward-looking statements.  These forward-looking statements involve risks and uncertainties.  Forward-looking statements in this press release include statements relating to the proposed Transaction, the expected benefits of the Transaction, the timing of the closing thereof and other statements that are not historical facts. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague's prospectus and SEC filings.  Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

About Hartree Partners, LP

Hartree is a well-established global merchant commodities firm concentrating in energy and its associated industries. Formed in 1997, the firm focuses on identifying value in the production, refinement, transportation and consumption of tradable commodities including: electric power, natural gas, natural gas liquids, refined products, crude oil, fuel oil, freight, metals, carbon and petrochemicals, among others. Hartree is jointly owned by its senior management and certain funds managed by Oaktree Capital Management, L.P.

Advisors

Intrepid Partners, LLC is acting as exclusive financial advisor to Axel Johnson.  Baker Botts LLP and Vinson & Elkins LLP are acting as legal advisors to Axel Johnson and Hartree, respectively.

Sprague Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com